Exhibit 99.1

For immediate release
For more information, contact:
Janice Aston White, 713-307-8780
Rusty Fisher, 713-307-8770

Endeavour granted exploration license offshore Ireland

Houston, TX – August 22, 2006 — Endeavour International Corporation (AMEX: END) announced today that its UK subsidiary, Endeavour Energy UK Limited, has been granted a frontier exploration license offshore Ireland covering six part blocks in the Donegal Basin of the Irish Sea.

“We believe that these blocks along the Atlantic Margin complement our substantial North Sea acreage position and offer significant exploratory opportunity for new sources of natural gas,’ said John Seitz, co-chief executive officer. “The work program includes the acquisition of new 2D seismic data and reprocessing of existing lines.”

The award was in conjunction with the recent Slyne-Erris-Donegal Bid Round that closed on March 15, 2006 conducted by the Petroleum Affairs Division of the Department of Communications, Marine and Natural Resources in Ireland.

Endeavour will hold a 20 percent interest in the newly named Inishowen License that covers 188,540 acres consisting of part-blocks 13/4(S), 13/5(S), 13/9(E), 13/13(N), 13/14(N) & 14/1(N) in the Donegal Basin. The area lies in 125 meters of water and is approximately 60 kilometers east of the Dooish hydrocarbon discovery in the Rockall Basin. Partners include Island Oil & Gas plc, which will serve as operator, and Lundin Exploration BV.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.